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                                                                      EXHIBIT 99

CENTERS FOR DISEASE CONTROL SELECTS VANISHPOINT(R)SAFETY NEEDLE DEVICES FOR ANTHRAX VACCINE STUDY

LITTLE ELM, Texas, May 22, 2002---Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, announced today that the Centers for Disease Control (CDC) has selected its VanishPoint(R) automated retraction 3cc syringe and blood collection tube holder for a four-year study on the safety and effectiveness of an anthrax vaccine. The study, which involves approximately 1,500 participants at five of the nation's leading medical centers, is expected to begin next month.

The CDC's selection of VanishPoint(R)devices followed an exhaustive evaluation of a number of safety needle devices that began in May 2001. Last fall, after terrorists mailed letters containing anthrax spores to various locations around the U. S., the CDC purchased VanishPoint(R)syringes to be available to vaccinate exposed workers who requested the vaccine at these locations, including the U.
S. Capitol, the Trenton, N. J. post office, and National Enquirer headquarters in Florida.

"We're deeply honored and pleased that the CDC, the world authority on infectious diseases, has selected our technology for this vitally important study," said Thomas J. Shaw, President and CEO of Retractable Technologies, Inc. "It speaks volumes about which devices provide truly effective protection against accidental needlestick injuries." The CDC's protocol for the study calls for each participant to receive a series of injections and blood draws over the four-year period.

The study is being conducted at the following sites: Baylor College of Medicine, Houston, Texas; Emory University, Atlanta, Georgia; Mayo Clinic, Rochester, Minnesota; Walter Reed Army Institute of Research, Silver Spring, Maryland; and the University of Alabama, Birmingham.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needle stick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company's ability to access the market, the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For information on the CDC, see the agency's website at www.cdc.gov. For more information on Retractable, visit our Web site at www.vanishpoint.com.
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Contact:

VanishPoint
Investor Contact:
Douglas W. Cowan, 888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com
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or
Retractable Technologies, Inc.
Phillip L. Zweig, 212/490-0811 or 214/912-7415 (cell)
plzweig@aol.com
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